UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2012

HMS Holdings Corp.

(Exact Name of Registrant as Specified in Charter)

New York	0-50194	11-3656261
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

401 Park Avenue South, New York, New York 10016

(Address of Principal Executive Offices, Zip Code)

Registrant’s telephone number, including area code: (212) 725-7965

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02                     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Board Member

On October 15, 2012, the Board of Directors (“Board”) of HMS Holdings Corp. (the “Registrant”) elected Cora Tellez to serve as a member of the Registrant’s Board, bringing the number of directors to ten.

Ms. Tellez filled a newly created directorship.  She was not selected as a director pursuant to any arrangement or understanding with any other person and she does not have any reportable transactions under Item 404(a) of Regulation S-K.  Ms. Tellez has not been named to any Board committee at this time.

For her services as a director of the Company, Ms. Tellez will receive the Company’s standard compensation applicable to non-employee directors as set forth below.

Board Compensation

The Registrant’s non-employee director compensation program, which was amended effective October 1, 2012, is as follows:  (i) the annual cash retainer for each non-employee director is $50,000; (ii) the annual cash retainer for the Audit Committee Chair is $20,000; (iii) the annual cash retainer for the Nominating, Compensation and Compliance Committee Chairs is $15,000.  In addition, the non-employee directors receive an annual equity compensation award (the “Annual Equity Award”) consisting of a grant of non-qualified stock options and restricted stock units (on an “equal number of units basis”) with an aggregate value of $100,000. The stock options and restricted stock units vest quarterly over a one year period commencing on December 31, 2012.  Ms. Tellez received the Annual Equity Award on the date of her election to the Board.

There are no other payments for any director activities, except for reimbursement for all costs and expenses incurred for attendance at Board of Directors’ meetings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 17, 2012

HMS HOLDINGS CORP.

By:	/s/ Walter D. Hosp
Walter D. Hosp
EVP, Chief Financial Officer and Chief Administrative Officer